FOR IMMEDIATE RELEASE

Contact:	Jim Huseby Investor Relations (813) 637-5000

Syniverse Reports Fourth Quarter 2006 Results

Tampa, Fla. – February 27, 2007 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today reported results for the fourth quarter and full year 2006.

•	Total revenues were $85.8 million for the fourth quarter 2006, a 2.7% increase compared to the fourth quarter 2005. For the year 2006, total revenues were $337.0 million, a 1.4% decrease from 2005.

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Net revenues, which excludes off-network database queries or pass-through revenue, was $84.6 million for the fourth quarter 2006, a 3.0% increase compared to the fourth quarter 2005. For the year 2006, net revenues were $328.9 million, a 0.7% decrease from 2005.

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Net income attributable to common stockholders was $59.1 million in the fourth quarter 2006, compared to $15.3 million in the fourth quarter 2005. For the year 2006, net income attributable to common stockholders was $89.7 million compared to $5.6 million in 2005.

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Cash net income, a non-GAAP measure of profitability, was $13.8 million for the fourth quarter 2006, compared to $17.1 million in the fourth quarter 2005. For the year, cash net income was $57.3 million compared to $65.2 million in 2005. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes, and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income.

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Cash net income per share was $0.20 in the fourth quarter 2006 compared to the $0.25 reported in the fourth quarter 2005. For the year 2006, cash net income per share was $0.85 compared to $0.96 in 2005.

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Adjusted EBITDA, a non-GAAP measure of operating cash flow, was $31.2 million for the fourth quarter 2006, compared to $36.3 million in the fourth quarter 2005. For the year Adjusted EBITDA was $127.7 million compared to $146.4 million in 2005.

“2006 was a challenging year for the company and a year in which we implemented a number of significant changes in the business,” said Syniverse President and CEO Tony Holcombe. “We made significant progress expanding our footprint outside of North America by furthering our relationships with key global operators such as Vodafone and TeliaSonera, and by acquiring Hong Kong-based ITHL in July. Our voice and data clearinghouse products also continued to demonstrate solid growth during the year. Nonetheless, 2006 also brought increased competitive pressures that had negative implications in our core North American clearinghouse and network services markets and impacted our growth profile. As a result, we are focused on refining our strategy and operational model to adjust for the current market environment in order to better position the business for longer-term growth.”

Chief Financial Officer Ray Lawless added, “Our fourth quarter and full year net revenues were within our guidance, but our margins were below our historic levels, causing adjusted EBITDA and cash net income to fall below the range that we had set. Part of this difference relates to a $2.4 million revenue adjustment in the fourth quarter related to a billing error during the first 9 months of 2006. The adjustment did not impact our operating free cash flow, and for the year, Syniverse generated $74.1 million in free cash flow from operations.”

Lawless continued: “Looking forward to 2007, we expect to see continued growth from our data products and in the international arena to offset in part continued competitive pressure in North America. As a result, we expect revenue, adjusted EBITDA and cash net income to be largely flat in 2007, which is below our long-term growth expectations for the business. We anticipate Syniverse to again deliver strong free cash flow of over $70 million from operations during the year.”

Fourth Quarter 2006 Service Line Revenue

Technology Interoperability Services

Technology Interoperability Services revenues were $39.0 million in the fourth quarter 2006, a 42.6% increase compared to the fourth quarter 2005, primarily driven by the inclusion of ITHL, increases in clearing, Message Manager, and Mobile Data Roaming. Fourth quarter 2006 results include a $2.4 million revenue adjustment for a billing error during the first 9 months of 2006.

Network Services

Network Services revenues were $29.9 million in the fourth quarter 2006, a 4.4% decrease compared to the fourth quarter 2005, primarily driven by competitive pricing, partially offset by increases in data networking.

Number Portability Services

Number Portability Services revenues were $7.1 million in the fourth quarter 2006, a 46.2% decrease compared to the fourth quarter 2005, primarily driven by the previously disclosed migration of the Sprint port center.

Call Processing Services

Call Processing Services revenues were $7.2 million in the fourth quarter 2006, a 6.4% decrease compared to the fourth quarter 2005, with increases in international roaming supported by Signaling Solutions, offset by a decline in fraud services.

Enterprise Solutions

Enterprise Solutions revenues were $1.3 million in the fourth quarter 2006.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for the third quarter 2006 were $1.3 million.

Fourth Quarter 2006 Business Highlights

•	Successful migrations of five operating companies from Vodafone and TeliaSonera to Syniverse platforms.
•	Continued traction in Asia through strategic wins and renewals in Thailand, Hong Kong, Singapore, Malaysia, Indonesia, and Vietnam.
•	Continued the successful integration of ITHL into Syniverse.

Outlook

The company provides the following outlook for 2007:

Net Revenues        $325—$335 million

Adjusted EBITDA        $125—$130 million

Cash Net Income          $55—$60 million

Additionally, the company expects to generate operating free cash flow in excess of $70 million.

Non-GAAP Measures

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and, hence, reduces cash tax liabilities.

Syniverse’s Adjusted Net Income is determined by adding the following to net income (loss): provision for income taxes, restructuring costs, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, headquarters facilities move expenses, transition expenses of integrating the IOS North America business, loss from disposal of assets, SFAS 123R non-cash compensation, data processing contract termination fee, litigation settlement and less non-operating gains to arrive at Adjusted Net Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these non-GAAP measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income (loss): net interest expense, provision for income taxes,

depreciation, amortization, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses, the transition expenses of integrating the IOS North America business, loss from disposal of assets, SFAS 123R non-cash compensation, data processing contract termination fee, litigation settlement and less non-operating gains. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income (loss) is presented in the financial tables contained herein.

Syniverse’s Free Cash Flow is determined by adding the following to Net cash provided by operating activities: (capital expenditures), cash paid in legal settlement and (accrued but not yet paid acquisition earn-out).

We present Adjusted EBITDA and Free Cash Flow because we believe that Adjusted EBITDA and Free Cash Flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and Free Cash Flow as a primary measures to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and Free Cash Flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA and Free Cash Flow as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, cash flows from operating activities, and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA and Free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Cash Net Income as supplemental information.

Fourth Quarter 2006 Earnings Call

Syniverse Technologies will host a conference call at 4:30 p.m. EST to discuss these results. To participate on the call, U.S. callers may dial toll-free 1-866-271-0675; international callers may dial direct (+1) 617-213-8892. The passcode for the call is 40598279.

The event will be webcast live over the Internet in listen-only mode at http://www.syniverse.com/investorevents.

A replay of the call will be available beginning Feb. 27 at 7:30 p.m. EST through Mar. 12, 2007, at 11:59 p.m. EST. To access the replay, U.S. callers may dial toll-free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 31298541.

In addition, this earnings call will be archived on the Syniverse Technologies corporate web site www.syniverse.com under Investors – Webcasts and Presentations.

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About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 350 communications companies in more than 50 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their subscribers wherever and whenever they need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; and changes in our tax status. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Quarter Ended December 31, 2005	Quarter Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2006
Technology Interoperability Services	$27,368	$39,024	$108,429	$138,655
Network Services	31,246	29,879	132,120	124,832
Number Portability Services	13,260	7,134	50,836	28,766
Call Processing Services	7,735	7,240	28,619	29,315
Enterprise Solution	2,500	1,283	11,026	7,289

Revenues excluding Off Network Database Queries	82,109	84,560	331,030	328,857
Off Network Database Queries	1,509	1,281	10,761	8,162

Total Revenues	83,618	85,841	341,791	337,019

Cost of operations	30,715	34,694	129,190	134,641

Gross Margin	52,903	51,147	212,601	202,378

Gross Margin %	63.3%	59.6%	62.2%	60.0%
Gross Margin % before Off Network Database Queries	64.4%	60.5%	64.2%	61.5%

Sales and marketing	5,643	6,785	23,344	25,446
General and administrative	13,213	13,958	49,396	58,508
Depreciation and amortization	11,494	10,638	46,815	41,172
Restructuring	—	—	143	1,006

Operating income	22,553	19,766	92,903	76,246

Other expense, net
Interest expense, net	(6,428)	(6,443)	(32,690)	(25,504)
Loss on extinguishment of debt	—	—	(42,804)	(924)
Other, net	1,442	(55)	1,436	332

	(4,986)	(6,498)	(74,058)	(26,096)

Income before provision for (benefit from) income taxes	17,567	13,268	18,845	50,150

Provision for (benefit from) income taxes	2,294	(45,837)	9,041	(39,574)

Net income	15,273	59,105	9,804	89,724

Preferred stock dividends	—	—	(4,195)	—

Net income attributable to common stockholders	$15,273	$59,105	$5,609	$89,724

Net income per share
Basic	$0.23	$0.88	$0.09	$1.34
Diluted	$0.23	$0.88	$0.09	$1.33
IPO pro forma(1)	$0.23	$0.87	$0.14	$1.33

Shares used in calculation
Basic	66,518	67,106	61,973	66,943
Diluted	67,345	67,320	62,978	67,298
IPO pro forma(2)	67,667	67,667	67,667	67,667

Notes:
(1)	Assumes no preferred stock dividends since all of the outstanding preferred stock was either redeemed or converted to common shares after our IPO.
(2)	Assumes shares outstanding after our IPO were outstanding for the full period above.

Selected Balance Sheet Data (unaudited): (in thousands)	As of December 31, 2006

Cash	$26,704
Senior subordinated notes	$175,000
Term note B	136,561

Total debt	$311,561

Common stock and additional paid-in capital	$459,165
Accumulated deficit and other comprehensive income	(44,371)

Total stockholders’ equity	$414,794

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Quarter Ended December 31, 2005	Quarter Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2006
Reconciliation to adjusted EBITDA
Net income	$15,273	$59,105	$9,804	$89,724
Interest expense, net	6,428	6,443	32,690	25,504
Provision for (benefit from) income taxes	2,294	(45,837)	9,041	(39,574)
Depreciation and amortization	11,494	10,638	46,815	41,172
Restructuring	—	—	143	1,006
Loss from disposal of assets	—	—	612	—
SFAS 123R non-cash compensation	—	787	—	1,820
IOS North America transition expenses	704	(8)	3,777	786
Facilities move expense	1,567	25	2,172	5,298
Loss on extinguishment of debt	—	—	42,804	924
Data processing contract termination fee	—	962	—	962
Litigation settlement	—	(966)	—	402
Non-operating gains	(1,446)	—	(1,446)	(330)

Adjusted EBITDA	$36,314	$31,149	$146,412	$127,694

	Quarter Ended December 31, 2005	Quarter Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2006
Reconciliation to adjusted net income (loss) and cash net income
Net income	$15,273	$59,105	$9,804	$89,724
Add provision for (benefit from) income taxes	2,294	(45,837)	9,041	(39,574)
Income before provision for income taxes	17,567	13,268	18,845	50,150
Restructuring	—	—	143	1,006
Loss from disposal of assets	—	—	612	—
SFAS 123R non-cash compensation	—	787	—	1,820
Purchase accounting amortization	5,774	4,717	24,359	17,848
IOS North America transition expenses	704	(8)	3,777	786
Facilities move expense	1,655	25	2,671	5,298
Loss on extinguishment of debt	—	—	42,804	924
Data processing contract termination fee	—	962	—	962
Litigation settlement	—	(966)	—	402
Non-operating gains	(1,446)	—	(1,446)	(330)

Adjusted income before provision for income taxes	24,254	18,785	91,765	78,866

Less assumed provision for income taxes at 39%	(9,459)	(7,326)	(35,788)	(30,758)

Adjusted net income	14,795	11,459	55,977	48,108

Add cash savings of tax deductible goodwill(1)	2,300	2,300	9,201	9,200

Cash net income	$17,095	$13,759	$65,178	$57,308

Adjusted net income per share after IPO	$0.22	$0.17	$0.83	$0.71
Cash net income per share after IPO	$0.25	$0.20	$0.96	$0.85
Shares outstanding after IPO(2)	67,667	67,667	67,667	67,667

(1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.
(2)	Assumes shares outstanding after our IPO were outstanding for all periods above.

	Quarter Ended December 31, 2005	Quarter Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2006
Reconciliation to free cash flow
Cash form operations	40,173	44,151	110,577	97,811
Capital expenditures	(14,709)	(3,393)	(34,001)	(19,921)
Add cash paid in legal settlement	—	—	—	2,400
Less accrued but not yet paid acquisition earn out	—	(6,160)	—	(6,160)

Free Cash Flows	25,464	34,598	76,576	74,130

Supplemental information:
Cash interest paid	2,714	3,012	40,697	26,455
Cash income taxes paid	—	764	—	764